UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Report for Event :    March 6, 2006

MB TECH, INC.
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(Exact name of registrant as specified in its charter)

NEVADA	000-26569	88-9399260
(State or other jurisdiction of	Commission File Number	(I.R.S. Employer
incorporation or organization)		Identification No.)

Suite 5408, Dongseoul College
Bokjeong-dong, Sujeong-gu, Seongnam City
Republic of Korea
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(Address of principal executive offices) (Zip Code)

82-31-757-0275
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(Issuer's Telephone Number, Including Area Code)

(Former Name, Former Address and Former Fiscal Year if Changed Since Last Report)

Item 2.01  Completion of Acquisition or Disposition of Assets.

Effective March 6, 2006, MB Tech closed the share exchange agreement with Metaware Co. Ltd., a Republic of Korea corporation, and acquired 51% of Metaware in exchange for 62,400,137 restricted shares of MB Tech common stock. Metaware is a digital telecommunications company headquartered in Seoul, Korea, with approximately 120 employees in five countries; it is the maker of various digital set-top box receivers and other products for the cable and satellite industry. Both MB Tech and Metaware will then try to complete the acquisition of the remaining 49% balance of Metaware held by a company on KOSDAQ, the Korean Stock Exchange.

Item 3.02  Unregistered Sales of Equity Securities.

Pursuant to the share exchange agreement referred to in Item 2.01 above, MB Tech issued 62,400,137 restricted shares to the ten shareholders of Metaware. There were no underwriters. The shares were not registered under the Securities Act of 1933 in reliance upon the exemption afforded by Section 4(2) thereof.

Item 5.01  Changes in Control of Registrant
Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

In connection with the share exchange agreement with Metaware referred to in Item 2.01 above, Kangra Jo and Harry Kay resigned as directors of MB Tech. Hanwook Bae and Sangeon Park will continue to act as directors of MB Tech and to serve as officers.

New officers and directors appointed by Metaware are:

Ducksoo Kim, Chief Excecutive Officer and President, has served as Chief Executive Officer and President of Metaware since 1996. Mr. Kim received MBAs from Yondei University and from Kaist.

Chanmyun Han, Chief Operating Officer and Treasurer, has been Vice President of Metaware since 2006. From 2002 to 2004, he was Chief Operating Officer of Eastern Telecom, Korea. He was Manager of LG Electronics USA. Marketing, from 1986 to 1994.

Youngmo Cho, Chief Marketing Officer, has been Chief Marketing Officer of Metaware since 2005. He was general manager in the head office and the European office of Samsung Electronics from 1979 - 2001.

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in  Fiscal Year.

Effective February 28, 2006, Article IV of the articles of incorporation was amended to increase the number of shares the corporation shall have authority to issue to four hundred million (400,000,000); with three hundred ninety-five million (395,000,000) of such shares common shares with par value of $.001 and five million (5,000,000) of such shares preferred shares, with the voting power, designations, preferences and other rights to be fixed by resolution of the board of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MB TECH, INC.

Date: March 21, 2006	By:	/s/ Sangeon Park
Sangeon Park, Chief Financial Officer